UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 30, 2010

ZHONE TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-32743	22-3509099
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

7001 Oakport Street

Oakland, California 94621

(Address of Principal Executive Offices, Including Zip Code)

(510) 777-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2010, James H. Greene, Jr. resigned from his position as a director of Zhone Technologies, Inc., or Zhone, effective immediately. Mr. Greene was a Class II director whose term otherwise would have expired at Zhone’s 2012 annual meeting of stockholders. Mr. Greene was also a member of Zhone’s Compensation Committee and Corporate Governance and Nominating Committee. Mr. Greene’s resignation did not result from any disagreement with Zhone on any matter relating to its operations, policies or practices.

Also on June 30, 2010, upon the recommendation of the Corporate Governance and Nominating Committee, Zhone’s Board of Directors appointed Mahvash Yazdi as a director to fill the vacancy created by the resignation of Mr. Greene. Ms. Yazdi will serve as a Class II director, with her initial term expiring at the 2012 annual meeting of stockholders.

Ms. Yazdi has served as Senior Vice President of Business Integration and Chief Information Officer of Southern California Edison Company since 1998. Prior to Southern California Edison, Ms. Yazdi served as Vice President and Chief Information Officer of Hughes Aircraft Company from 1980 through 1997. Ms. Yazdi holds an M.B.A. from the University of Southern California and a B.A. from California State Polytechnic University - Pomona.

There were no arrangements or understandings between Ms. Yazdi and any other persons pursuant to which she was selected as a director. The Board has determined that Ms. Yazdi meets the applicable independence requirements of The NASDAQ Stock Market listing standards, but has not appointed her to any committees at this time.

In connection with her appointment to the Board, Ms. Yazdi will receive the standard annual cash retainer of $20,000, but may elect to receive an equivalent amount of fully vested shares of Zhone common stock in lieu of such retainer. In addition, Ms. Yazdi will also be entitled to receive an annual equity grant in the form of either a stock option to purchase 50,000 shares of Zhone common stock at an exercise price equal to fair market value on the date of grant or 15,000 shares of restricted stock. Under Zhone’s standard vesting for grants to its directors, the shares underlying such grants will vest in 48 equal monthly installments over the course of four years. The non-employee director compensation program is described in further detail in Zhone’s Definitive Proxy Statement for its 2010 annual meeting of stockholders filed with the Securities and Exchange Commission on April 1, 2010.

In addition, Zhone’s Board of Directors appointed current board member Robert Dahl to serve on the Compensation Committee and Corporate Governance and Nominating Committee. Mr. Dahl currently serves as Chairman of the Audit Committee.

Zhone issued a press release on July 7, 2010 announcing the resignation of Mr. Greene and the appointment of Ms. Yazdi to the Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1     Press release issued by Zhone Technologies, Inc. on July 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2010	Zhone Technologies, Inc.

	By:	/s/ Kirk Misaka
Kirk Misaka
Chief Financial Officer